UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1
to

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 1, 2014
(Date of earliest event reported)

FEDERATED NATIONAL HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180
Sunrise, FL	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment modifies the Current Report on Form 8-K of Federated National Holding Company (the “Company,” “we” or “us”) filed on July 3, 2014 by adding the information disclosed below under the subheading “Accounting Treatment.” No other changes were made to the information previously disclosed in the Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

2014-2015 Excess of Loss Reinsurance Treaties

The Company, through its wholly owned subsidiary, Federated National Insurance Company (“Federated National”), has agreed upon the terms of its excess of loss catastrophe reinsurance treaties for the 2014 – 2015 hurricane season.  These treaties are designed to reimburse Federated National for property losses under its homeowners’ insurance policies resulting from covered events.  We utilize reinsurance to reduce exposure to catastrophic risk and to help manage capital, while lessening earnings volatility and improving shareholder return, and to support the required statutory surplus requirements. Our catastrophe reinsurance program has been designed to coordinate coverage provided under various treaties with various retentions and limits.

Our private market excess of loss treaties have a term of one year beginning July 1, 2014 continuing through June 30, 2015 and all layers have prepaid automatic reinstatement protection. These private market excess of loss treaties structure coverage into layers, with a cascading feature such that substantially all layers attach at $11.2 million for our Florida exposure. If the aggregate limit of the preceding layer is exhausted, the next layer drops down (cascades) in its place. Additionally, any unused layer protection drops down for subsequent events until exhausted. These treaties are with reinsurers that currently have an A.M. Best Company (“AM Best”) or Standard & Poors rating of A- or higher, or have fully collateralized their maximum potential obligations in dedicated trusts.

The total estimated cost of $117.4 million to the Company is comprised of approximately $76.4 million for the herein referenced private reinsurance products including prepaid automatic premium reinstatement protection along with approximately $41.0 million payable to the Florida Hurricane Catastrophe Fund (''FHCF''). The combination of private and FHCF reinsurance treaties will afford us with approximately $1.5 billion of aggregate coverage with maximum single event coverage totaling approximately $1.0 billion.  In the event that a single Florida event exceeds approximately $904 million in losses, Federated National would retain an additional 15.85% of the next $100 million of covered losses.

Included in this year’s program is a 30% quota share reinsurance treaty for the Company’s in-force new and renewal homeowners’ insurance program in the State of Florida. This two-year quota share reinsurance treaty provides 30% of $200 million of aggregate catastrophe coverage per year with maximum single event coverage of 30% of $100 million per year. The approximate cost of this quota share is projected to be $6.7 million per year and it is included in the $117.4 million amount referenced above.  The quota share treaty contains commutation provisions for the Company to share profits based on loss experience during the term of the treaty.

Included in the $117.4 million is a charge for the Louisiana risks. The total estimated cost for the Louisiana operations total $0.9 million to the Company is for private reinsurance including prepaid automatic premium reinstatement projection.  The Louisiana treaty affords Federated National additional coverage down to a $3.0 million retention for each of the two covered events with approximately $26.0 million of aggregate coverage with maximum single event coverage totaling approximately $13.0 million.

The cost and amounts of reinsurance are based on management’s current analysis of Federated National’s exposure to catastrophic risk. Our data will be subjected to exposure level analysis as of various dates during the period ending December 31, 2014. This analysis of our exposure level in relation to the total exposures to the FHCF and excess of loss treaties may produce changes in retentions, limits and reinsurance premiums as a result of increases or decreases in our exposure level.

Accounting Treatment

The 30% quota share reinsurance treaty described above contains profit sharing provisions that will adjust over its two-year term depending on the Company’s loss experience from catastrophic and non-catastrophic events during the term.  The frequency and severity of catastrophic events, coupled with non-catastrophic loss experience, will determine the ultimate profit share, if any.  In accordance with generally accepted accounting principles, the Company will initially recognize income and an asset.  Subsequently, the Company will value the asset based on information not known at this time.  Upward and downward adjustments to the asset’s value will affect the Company’s results of operations by increasing or decreasing net income in the period of the adjustment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED NATIONAL HOLDING COMPANY

Date: July 17, 2014	By:	/s/ Peter J. Prygelski, III
	Name:	Peter J. Prygelski, III
	Title:	Chief Financial Officer